Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES 2015 SECOND QUARTER RESULTS

IRVINE, CA, July 30, 2015 – MRI Interventions, Inc. (OTCQB: MRIC) today announced financial results for the second quarter ended June 30, 2015.

Quarter Ended June 30, 2015

Revenues were $826,000 for the three months ended June 30, 2015, and $1.2 million for the same period in 2014, a decrease of $363,000, or 31%, attributable primarily to periodic fluctuations in sales of the Company’s ClearPoint® System reusable products.

ClearPoint reusable product sales for the three months ended June 30, 2015 were $93,000, compared with $389,000 of such sales for same period in 2014, representing a decrease of $296,000 or 76%. Sales of the Company’s reusable products, which consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products, historically have fluctuated from quarter to quarter.

ClearPoint disposable product sales for the three months ended June 30, 2015 were $654,000, compared with $760,000 for the same period in 2014, representing a decrease of $106,000, or 14%. This decrease was due primarily to adverse weather conditions on June 30, 2015 that prevented delivery of the Company’s products, with an aggregate sales value of approximately $80,000, to customers who require FOB Destination delivery terms. Accordingly, the Company was precluded by U.S. generally accepted accounting principles from recognizing revenue on these shipments in the quarter ended June 30, 2015.

Gross margin on product revenues was 51% for both three-month periods ended June 30, 2015 and 2014.

Research and development costs were $427,000 for the three months ended June 30, 2015, compared to $898,000 for the same period last year, a decrease of $471,000, or 52%. Approximately $181,000 of the decrease related to a reduction in spending on the Company’s ClearTrace development program, and $72,000 related to reductions in sponsored research. Commensurate with these decreases, materials and supplies decreased $87,000 and compensation decreased $27,000 during the three months ended June 30, 2015, as compared with the corresponding period in 2014.

Selling, general and administrative expenses were $2.2 million for the three months ended June 30, 2015, compared with $1.9 million for the same period last year, an increase of $258,000, or 13%. The increase was primarily attributable to increases in compensation and related expenses resulting from growth in the Company’s commercial teams.

In March 2015, the Company announced the consolidation of all major business functions into its Irvine, California headquarters. In connection with this consolidation, the Company closed its Memphis, Tennessee office in May 2015. The Company did not retain any of its Memphis-based employees. A total of seven employees were impacted by the consolidation, including three executives, whose termination of employment triggered a modification in the terms of stock options previously granted to them. As a result of these modifications of option terms, the Company revalued such options and recorded related, one-time restructuring costs of $493,000.

During the three months ended June 30, 2015, the Company recorded a loss of $186,000, and during the three months ended June 30, 2014, it recorded a gain of $876,000, from changes in the fair value of derivative liabilities associated with certain warrants the Company issued in equity private placement transactions.

Six Months Ended June 30, 2015

Revenues were $1.8 million for the six months ended June 30, 2015, and $2.0 million for the same period in 2014, a decrease of $175,000, or 9%, attributable primarily to periodic fluctuations in sales of the Company’s ClearPoint® System reusable products.

ClearPoint reusable product sales for the six months ended June 30, 2015 were $262,000, compared with $481,000 for the same period in 2014, representing a decrease of $219,000, or 46%. Sales of the Company’s reusable products, which consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products, historically have fluctuated from period to period.

ClearPoint disposable product sales for the six months ended June 30, 2015 were $1.4 million, compared with $1.2 million for the same period in 2014, representing an increase of $192,000, or 15%. This increase is due primarily to the use of ClearPoint disposable products in a greater number of procedures during the six months ended June 30, 2015.

Gross margin on product revenues for the six months ended June 30, 2015 was 57%, compared to gross margin of 51% for the corresponding period in 2014. The improvement in gross margin is primarily attributable to a more favorable product mix in the 2015 period, relative to the same period in 2014.

Research and development costs were $954,000 for the six months ended June 30, 2015, compared to $1.7 million for the same period in 2014, a decrease of $762,000, or 44%. Approximately $361,000 of the decrease related to a reduction in spending on the Company’s ClearTrace development program and $139,000 related to reductions in sponsored research. Commensurate with these decreases, materials and supplies decreased $79,000 and compensation decreased $20,000 during the six months ended June 30, 2015, as compared with the same period in 2014.

Selling, general and administrative expenses were $4.5 million for the six months ended June 30, 2015, compared with $3.7 million for the same period last year, an increase of $746,000, or 20%. The increase was primarily attributable to an increase during the six months ended June 30, 2015 in cash compensation costs of approximately $390,000, a portion of which was associated with overlapping executives’ terms of employment so as to provide for a coordinated transition of duties during the period in which the Company, as previously announced, consolidated its business functions into its Irvine, California headquarters and closed its executive offices in Memphis, Tennessee. Also contributing to the increase was an increase in share-based compensation of $284,000.

In connection with the consolidation of the Company’s offices, restructuring charges of $1.3 million, including $493,000 in non-cash charges related to the aforementioned modification of option terms, were recorded during the six months ended June 30, 2015.

During the six months ended June 30, 2014, the Company recorded a gain of $4.3 million related to the sale of certain intellectual property to Boston Scientific. The purchase price was satisfied through the cancellation of related party convertible notes payable the Company previously issued to Boston Scientific in the aggregate principal amount of $4.3 million. The Company recorded a gain equal to the purchase price, as the assets sold had not been previously recorded on its balance sheet.

During the six months ended June 30, 2015, the Company recorded a loss of $969,000, and during the six months ended June 30, 2014, it recorded a gain of $1.4 million, in each case resulting from changes in the fair value of derivative liabilities associated with certain warrants the Company issued in equity private placement transactions.

Management’s Comments

“Revenues for the quarter of $826,000 were lower than we anticipated. Delayed shipments due to storms in the Midwest at the very end of June, as well as a capital order that did not close in the 2015 second quarter, reduced the overall revenue figure. Had the capital order closed and the shipments arrived on time, we would have had another quarter in excess of $1 million,” commented Frank Grillo, Chief Executive Officer. “Interest continues to grow in ClearPoint, and we have signed on two more evaluation sites. Hospitals specializing in pediatric care have shown particular interest in ClearPoint, and the improved patient experience it enables. Laser ablation continues to be a larger portion of our case mix, and we saw increased activity by many accounts in this area.”

“On the marketing front, we were particularly pleased with the interest in our technology at the Annual Scientific Meeting of the American Association for Neurologic Surgeons, held in Washington D.C. in May. Booth traffic was strong, and more than 100 clinicians came to a luncheon session on real-time MRI guidance which we co-sponsored. In September, we anticipate an equally strong showing at the Annual Meeting of the Congress of Neurological Surgeons.”

“As previously communicated, we closed our Memphis office this quarter, and transitioned all corporate functions to Irvine, California, which is now officially our headquarters. Restructuring charges and payments related to this transition are now behind us. While our net cash burn in the second quarter of 2015 was similar to the first quarter, we expect cash utilization in the third and fourth quarters will significantly decline, based upon our revenue and expense budgets.”

“We made great progress this quarter in aligning our focus and operations to our best market opportunities, with a particular emphasis on laser ablation, which continues to grow as a share of our procedures. ClearPoint is compatible with both of the two competing laser ablation technologies available in the United States, and our collaborative efforts with both of these companies are contributing to our growth in laser cases. We believe momentum continues to build, we remain confident of the benefits our technology brings to patient care, and we remain committed to bringing the benefits of our ClearPoint system to additional hospitals, physicians and their patients.”

Teleconference Information:

Investors and analysts are invited to listen to a live broadcast review of the Company’s 2015 second quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.mriinterventions.com and selecting the “Investor Relations” page. The conference call may also be accessed at http://mriinterventions.equisolvewebcast.com/q2-2015. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until August 6, 2015 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company’s website at www.mriinterventions.com, on the “Investor Relations” page.

About MRI Interventions, Inc.:

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The Company’s ClearPoint® System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® System to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Particular uncertainties and risks include those relating to: future revenues from sales of the Company’s ClearPoint system products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint system products; estimates regarding the sufficiency of the Company’s cash resources; and the Company’s ability to obtain additional financing. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission, as well as the Company’s Form 10-Q for the quarter ended June 30, 2015, which will be filed with the Securities and Exchange Commission.

(tables follow)

MRI INTERVENTIONS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$3,519,735	$9,244,006
Accounts receivable	487,104	468,949
Inventory, net	2,122,523	1,965,039
Prepaid expenses and other current assets	157,350	29,220
Total current assets	6,286,712	11,707,214
Property and equipment, net	432,857	482,970
Software license inventory	877,400	910,000
Other assets	261,180	285,498
Total assets	$7,858,149	$13,385,682

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$585,202	$997,090
Accrued compensation	360,055	323,644
Accrued restructuring charges	36,863	-
Other accrued liabilities	1,136,595	1,297,712
Derivative liabilities	3,167,268	2,198,162
Deferred product and service revenues	73,220	102,710
Senior secured note payable, net of unamortized discount of $171,848	4,117,596	-
Total current liabilities	9,476,799	4,919,318

Accrued interest	490,000	876,025
Senior secured note payable, net of unamortized discount of $271,305	-	4,018,138
2014 junior secured 12% notes payable, net of unamortized discount of $336,660 and $369,299 at June 30, 2015 and December 31, 2014, respectively	3,388,340	3,355,701
2010 junior secured notes payable, net of unamortized discount of $2,615,894 and $2,683,171 at June 30, 2015 and December 31, 2014, respectively	384,106	316,829
Total liabilities	13,739,245	13,486,012
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; 200,000,000 shares authorized; 74,912,267 shares issued and outstanding at June 30, 2015; and 74,842,428 issued and outstanding at December 31, 2014	749,122	748,424
Additional paid-in capital	77,652,521	76,428,580
Accumulated deficit	(84,282,739)	(77,277,334)
Total stockholders’ deficit	(5,881,096)	(100,330)
Total liabilities and stockholders’ deficit	$7,858,149	$13,385,682

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended June 30,
	2015	2014
Revenues:
Product revenues	$774,054	$1,154,569
Other service revenues	29,249	29,351
Development service revenues	22,438	4,984
Total revenues	825,741	1,188,904
Cost of product revenues	394,821	576,935
Research and development costs	426,931	898,423
Selling, general, and administrative expenses	2,187,393	1,929,134
Restructuring charges	499,184	-
Operating loss	(2,682,588)	(2,215,588)
Other income (expense):
Gain (loss) on change in fair value of derivative liabilities	(186,304)	875,546
Other income, net	115,522	25,993
Interest income	4,744	4,644
Interest expense	(311,525)	(283,695)
Net loss	$(3,060,151)	$(1,593,100)
Net loss per share attributable to common stockholders:
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)
Weighted average shares outstanding:
Basic	74,842,841	58,919,945
Diluted	74,842,841	58,919,945

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Six Months Ended June 30,
	2015	2014
Revenues:
Product revenues	$1,750,925	$1,867,828
Other service revenues	62,781	39,761
Development service revenues	22,438	103,846
Total revenues	1,836,144	2,011,435
Cost of product revenues	780,430	927,620
Research and development costs	954,443	1,716,044
Selling, general, and administrative expenses	4,476,053	3,729,933
Restructuring charges	1,252,584	-
Gain on sale of intellectual property	-	(4,338,601)
Operating income (loss)	(5,627,366)	(23,561)
Other income (expense):
Gain (loss) on change in fair value of derivative liabilities	(969,106)	1,359,336
Other income, net	198,209	129,379
Interest income	12,195	7,251
Interest expense	(619,337)	(435,103)
Net income (loss)	$(7,005,405)	$1,037,302
Net income (loss) per share attributable to common stockholders:
Basic	$(0.12)	$0.02
Diluted	$(0.12)	$0.02
Weighted average shares outstanding:
Basic	59,240,848	58,817,350
Diluted	59,240,848	60,602,643

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(7,005,405)	$1,037,302
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and license amortization	137,356	206,076
Share-based compensation	1,152,309	363,908
Expenses paid through the issuance of common stock	72,326	337,735
(Gain) loss on change in fair value of derivative liabilities	969,106	(1,359,336)
Gain on negotiated reductions in accounts payable	-	(70,000)
Gain on sale of intellectual property	-	(4,338,601)
Amortization of debt issuance costs and original issue discounts	223,739	142,880
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(18,154)	171,300
Inventory	(188,079)	(299,644)
Prepaid expenses and other current assets	(128,130)	124,625
Other assets	(16,715)	(1,500)
Accounts payable and accrued expenses	(885,757)	676,973
Deferred revenue	(29,490)	(72,819)
Net cash flows from operating activities	(5,716,894)	(3,081,101)
Cash flows from investing activities:
Purchases of property and equipment	(7,377)	(5,378)
Net cash flows from investing activities	(7,377)	(5,378)
Cash flows from financing activities:
Net proceeds from debt private placement	-	3,503,314
Proceeds from stock option exercises	-	143,000
Net cash flows from financing activities	-	3,646,314
Net change in cash and cash equivalents	(5,724,271)	559,835
Cash and cash equivalents, beginning of period	9,244,006	3,516,244
Cash and cash equivalents, end of period	$3,519,735	$4,076,079

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$-	$-
Interest	$-	$323